                      [Stilwell Financial Inc. Letterhead]

                                                                   Exhibit 5.1


                                  July 13, 2001

Stilwell Financial Inc.
920 Main Street, 21st Floor
Kansas City, Missouri 64105


                             Stilwell Financial Inc.
                             -----------------------
                     Liquid Yield Option(TM) Notes due 2031
                     --------------------------------------

Ladies and Gentlemen:

                  I am Vice President - Legal and Corporate Secretary of Stilwell Financial Inc., a Delaware company (the "Company"). This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of $930,709,000 aggregate principal amount at maturity of Liquid Yield Option(TM) Notes due 2031 (the "LYONs") of the Company, and 15,965,754 shares of common stock, $0.01 par value per share (the "Shares"), issuable upon conversion of the LYONs. The LYONs and the Shares are being registered on behalf of the holders of the LYONs.

                  In my capacity as Vice President - Legal and Corporate Secretary of the Company, I have examined and relied upon the information set forth in the Registration Statement, the Indenture dated as of April 30, 2001, between the Company and The Chase Manhattan Bank, as trustee, a specimen of the LYONs and the originals, or copies identified to my satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as I have deemed necessary as a basis for the opinion hereinafter expressed. In my examinations, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

                  My opinion set forth below is limited to the laws of the State of Missouri and the General Corporation Law of the State of Delaware, and I do not express any opinion herein concerning any other law.

(TM) Trademark of Merrill Lynch & Co., Inc.

July 13, 2001
Page 2


                  Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued upon conversion of the LYONs, will be duly authorized, validly issued and fully paid and non-assessable.

                  I understand that this opinion is to be used in connection with the Registration Statement. I hereby consent to the filing of this opinion as part of the Registration Statement and to the use of my name therein and in the related prospectus under the caption "Legal Matters."

                                                             Very truly yours,


                                                             /s/ Gwen E. Royle
                                                             -----------------
                                                             Gwen E. Royle